SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 20, 2016

HOPFED BANCORP, INC.

(Exact name of Registrant as Specified in Charter)

Delaware	0-23667	61-1322555
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4155 Lafayette Road, Hopkinsville, Kentucky 42240

(Address of Principal Executive Offices)

(270) 885-1171

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

At June 30, 2015, the Compensation Committee did not adjust the salaries or provide for restricted stock awards to Messrs. Peck, Woolfolk and Duvall. In lieu to an adjustment to their base compensation during the twelve month period beginning July 1, 2015, and ending June 30, 2016, the Board of Directors voted on January 20, 2016, to adopt the Compensation Committee’s recommendation to the make the following compensation adjustments:

	Current Salary	Cash Bonus In Lieu of Salary Adjustment	Cash Bonus Estimated Taxes	Shares of Restricted Stock

Peck	$316,096	$4,741.44	$26,341.33	4,484

Woolfolk	$236,888	$3,553.32	$19,740.67	3,360

Duvall	$194,964	$2,924.46	$16,247.00	2,765

The restricted stock awards granted to Messrs. Peck, Woolfolk and Duvall vest over a three year period at a rate of 33.3% per year. The value of the restricted stock award was based on the closing price of the Company’s common stock on January 20, 2016, which was $11.75 per share. The cash bonus in lieu of salary adjustment represents 1.5% of the base salary of Messrs. Peck, Woolfolk and Duvall. The additional cash bonuses represents 8.30% of current salaries of Messrs. Peck, Woolfolk and Duvall.

The Compensation Committee has retained the services of Blanchard Consulting Group to analyze and revise the Company’s executive compensation structure, including the incorporation of performance based metrics into future changes in base salary and short and long term incentive awards.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

HOPFED BANCORP, INC.

Dated: January 25, 2016	By:	/s/ John E. Peck
John E. Peck
President and Chief Executive Officer